EXHIBIT 10.1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

LICENSE AGREEMENT

This license agreement (“Agreement”) is by and between Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“MAYO”), and EnteroMedics Inc., a private for-profit COMPANY located at 2800 Patton Road, Roseville, MN 55113 (“COMPANY”).

WHEREAS, MAYO desires to make certain patent rights available for the development and commercialization of medical devices for public use and benefit; and

WHEREAS, COMPANY represents itself as being knowledgeable in developing devices to treat obesity and GI disorders; and

WHEREAS, MAYO is willing to grant and COMPANY is willing to accept an exclusive license under certain patent rights and is willing to confer with COMPANY on development of such devices as set forth below; and

WHEREAS, COMPANY will be solely responsible for regulatory compliance, marketing and selling any products in accordance with the grant of rights hereunder.

NOW THEREFORE, in consideration of the foregoing and the promises and covenants set forth below, the parties hereby agree as follows:

Article 1.00 - Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.01 “Affiliate”: For MAYO: shall mean any corporation or other entity within the same “controlled group of corporations” as MAYO or its parent Mayo Foundation. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which, if not a stock corporation, more than 50% of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of MAYO or Mayo Foundation. MAYO’s Affiliates include, but are not limited to: Mayo Foundation; Mayo Collaborative Services, Inc.; Rochester Methodist Hospital; Saint Marys Hospital; Mayo Clinic Rochester; Mayo Clinic Jacksonville, Florida; St. Luke’s Hospital, Jacksonville, Florida; Mayo Clinic Arizona; Mayo Clinic Hospital, Arizona; Mayo Regional Practices, P.C., Decorah, Iowa; and Mayo Health System West Central Wisconsin and controlled or wholly-owned subsidiary corporations of all of the above.

1.02 “COMPANY Product(s)”: shall mean MAYO Patented Product, Jointly Patented Product and Know-How Product.

1.03 “COMPANY Sublicense Revenue”: shall mean all revenue (including but not limited to consideration payments, upfront fees, milestone payments, and royalties) received by COMPANY from sublicensing of its rights to third parties per the terms of this Agreement for the Licensed Patents, Jointly Owned Patents and Know-How.

1.04 “Effective Date”: February 3, 2005.

1.05 “Field”: The treatment of obesity using devices or the use of electrical signaling to block the vagal nerve.

1.06 “First Commercial Sale”: First Company Product sale in the US following a United States regulatory allowance for sale or first sale in Europe following a CE mark of a COMPANY Product.

1.07 “Future Patents”: shall mean all patent applications assigned exclusively to MAYO filed on inventions arising out of Product Development by the Obesity Device Group and Vagal Blocking Device Group, including any continuation, division, substitution, reissue, or reexamination and any patents issuing from any of the foregoing and any foreign counterpart of any of the foregoing. Future Patents shall not be interpreted to include Jointly Owned Patents.

1.08 “Know–How”: shall mean Obesity Device Group Know-How and Vagal Blocking Device Group Know-How.

1.09 “Jointly Owned Patents”: any patent or patent application filed on inventions arising out of Product Development and where such patent or patent application is filed in the names of at least two individuals one of which has an obligation to assign to MAYO and one of which has an obligation to assign to the COMPANY.

1.10 “Jointly Patented Product”: means products or services that are covered by a Valid Claim within the Jointly Owned Patents

1.11 “Know-How Product”: shall mean products or services that incorporate, use, are manufactured using or are developed using (including tested) Know-How including but not limited to a COMPANY Vagal Device or other obesity devices.

1.12 “License Year”: begins on the Effective Date, and thereafter begins on the first day of each January during the Term.

1.13 “Licensed Patents”: shall mean MAYO Patents and Future Patents.

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1.14	“MAYO Patented Product”: means products or services that are covered by a Valid Claim within the Licensed Patents.

1.15	“MAYO Patents”: shall mean U.S. Patent Application Serial Numbers:

(a)    60/547,483;

(b)    60/576,826;

(c)    60/589,429

(d)    60/589,481;

(e)    60/603,705;

(f)    60/589,291;

(g)    10/924,249;

(h)    60/612,088; and

(i)    any continuation, division, substitution, reissue, or reexamination and any patents issuing from any of the foregoing and any foreign counterpart of any of the foregoing.

1.16 “Net Sales”: the amount invoiced by COMPANY for sales of COMPANY Products to a third party, less sales, excise or use taxes shown on the face of the invoice; less credits for defective or returned COMPANY Products; and less all regular trade and discount allowances. Leasing, lending, consigning or any other activity by means of which a third party acquires the right to possession or use of a COMPANY Product will be considered a sale for the purpose of determining Net Sales

1.17	“Obesity Device Group”: The Obesity Device Group includes the following members:

Michael Camilleri, M.D. ;

Amy Foxx-Orenstein, D.O.;

Christopher Gostout, M.D.;

Michael Levy, M.D.;

Joseph Murray, M.D.;

Elizabeth Rajan, M.D.;

Kevin Bennet; and

William Sandborn, M.D.

1.18 “Obesity Device Group Know-How”: shall mean information, whether patentable or not, developed for and provided to COMPANY by the Obesity Device Group through Product Development or Product Testing.

1.19 “Product Development”: shall mean the development, design and/or enhancement of devices.

1.20 “Product Testing”: shall mean protocol, assay and/or measurement tool design and development, and participation in preclinical and clinical testing and/or validation.

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1.21	“Vagal Blocking Device Group”: The Vagal Blocking Device Group includes the following members:

Michael Kendrick, MD;

Bret Petersen, MD; and

Michael Sarr, MD

1.22 “Vagal Blocking Device Group Know-How”: shall mean information, whether patentable or not, developed for and provided to COMPANY by the Vagal Blocking Device Group through Product Development or Product Testing.

1.23 “Vagal Device”: shall mean any device that blocks the vagus nerve by using electrical signaling.

1.24 “Valid Claim”: shall mean a claim of an unexpired, issued patent that has not lapsed or been abandoned or determined by a court from which no further appeal can be taken to be invalid or unenforceable.

Article 2.00 - Grant Of Rights

2.01 MAYO GRANTS. Subject to the reservation of rights set forth in Section 2.03, below, MAYO grants the COMPANY a worldwide, royalty-bearing, exclusive license under the Licensed Patents and its interests in the Jointly Owned Patents to make, have made, use, offer for sale, sell and import COMPANY Products in the Field.

During the term of the Know-How commitment set forth below, COMPANY is hereby granted a first option to obtain an exclusive, royalty-bearing, worldwide license under the Licensed Patents and MAYO’s interest in the Jointly Owned Patents to make, have made, use, offer for sale, sell, and import COMPANY Products outside the Field. In order to exercise the option, COMPANY will notify MAYO of its desire to exercise the option and the parties will negotiate in good faith for one hundred and eighty days (180) to consummate a license. If the parties are unable to do so after such one hundred and eighty (180) days, MAYO shall be free to grant a license outside the Field to any third party.

COMPANY shall have the right to sublicense the Licensed Patents and the Jointly Owned Patents in the Field. Any such sublicense will include obligations of confidentiality, name use, warranties, waivers and indemnification for the benefit of MAYO to the same scope as set forth herein. COMPANY will be responsible for the performance of its sublicensees under any such sublicense. COMPANY will notify MAYO of any sublicense within thirty (30) days of execution thereof and provide MAYO a copy of the same.

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2.02 MAYO KNOW-HOW COMMITMENT. For a period of five (5) years from the Effective Date, unless terminated earlier by either COMPANY or MAYO as provided for in this Agreement, MAYO commits to the following:

(a)	Subject to existing obligations to third parties, MAYO policies and for so long as members are employees of MAYO, the Obesity Device Group would confer with the COMPANY in the Field as follows: (i) exclusively for Product Development for devices to treat obesity and nonexclusively for Product Testing; and (ii) non-exclusively for Product Development and Product Testing with COMPANY for Vagal Devices to treat gastrointestinal disorders other than obesity (for example, pancreatitis and irritable bowel syndrome) and excluding obesity.

(b)	Subject to existing obligations to third parties and MAYO policies and for so long as members are employees of MAYO, the Vagal Blocking Device Group would confer exclusively with the COMPANY for Product Development and nonexclusively for Product Testing, all for Vagal Devices.

(c)	Subject to existing obligations to third parties, MAYO policies and for so long as members are employees of MAYO, MAYO hereby grants COMPANY a royalty-bearing, worldwide license to use the Know-How in the Field to develop, make, use and sell COMPANY Products as provided below:

1. With respect to Obesity Device Group Know-How for:

(a)	Product Development, such license shall be exclusive for obesity devices and non-exclusive for Vagal Devices for treating conditions other than obesity; and

(b)	Product Testing, such license shall be non-exclusive.

2. With respect to the Vagal Blocking Device Group Know-How for:

(a)	Product Development, such license shall be exclusive; and

(b)	Product Testing, such license shall be non-exclusive.

COMPANY shall have the right to sublicense such know-how, but not any obligation of MAYO to confer, on the same terms and conditions as set forth above with respect to Licensed Patents.

(d)	MAYO represents and warrants that to the best of internal patent counsel’s knowledge as of the Effective Date and without a duty to inquire, MAYO is not aware of any existing third party obligations that will materially interfere with the Obesity Device Group and the Vagal Blocking Device Group from conferring with COMPANY under Section 2.02, in accordance the terms and conditions of this Agreement.

Each member of the Obesity Device Group and the Vagal Blocking Device Group shall use reasonable efforts to attend meetings, achieve specific Product Development objectives and milestones, and conduct Product Testing, contributing on average among

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the individuals of the groups between [ * ] person hours per month to achieve an intended aggregate contribution of [ * ] hours per month as requested by COMPANY. Any time credited under this Section shall not also be subject to compensation under any other agreement including any agreement referenced under Section 3.14 of this Agreement.

2.03 RESERVATION OF RIGHTS. The grant of rights in Sections 2.01 and 2.02 are subject to the rights of the United States government, if any, in the Licensed Patents, the Jointly Owned Patents and Know-How and MAYO’s and its Affiliates’ reserved, irrevocable and royalty free right under the Licensed Patents and Jointly Owned Patents to make, have made, use, offer for sale and sell (for the benefit solely of MAYO and its Affiliate’s programs, including research), any product or service and to use the Know-How for the same. For avoidance of doubt, MAYO reserves the right to conduct Product Testing with third parties.

2.04 ALL OTHER RIGHTS RESERVED. This Agreement does not grant a license to any patent or patent application not defined in the Licensed Patents or the Jointly Owned Patents or know-how that exists prior to the Effective Date or arising outside of MAYO Product Development or MAYO Product Testing. Except as granted in Sections 2.01 and 2.02, no other license is granted by MAYO under any intellectual property rights owned or controlled by MAYO, including any patents, know-how, copyrights, proprietary information, and trademarks. All such rights are expressly reserved by MAYO. COMPANY acknowledges that in no event will this Agreement be construed as an assignment by MAYO to COMPANY of any intellectual property rights. During the term of the obligation to confer under Section 2.02, subject to any obligations to third parties and MAYO policies, if MAYO, through Mayo Medical Ventures, becomes aware of any MAYO owned patent or patent application in the Field that is required for COMPANY to make use or sell a COMPANY Product in the Field, and such patent or patent application is not otherwise licensed under this Agreement, MAYO will make its best efforts to so notify the COMPANY to permit the COMPANY to consider negotiating rights thereto before any third parties.

2.05 CONFIDENTIALITY. During the Term, and for a period of five (5) years thereafter, each Party agrees to keep confidential by not disclosing to any third party any information (i) relating to this Agreement, including the terms and conditions thereof, or (ii) transmitted to one Party by the other Party. Each Party may use this information solely as necessary for complying with the terms and conditions of this Agreement. The obligations of non-disclosure and non-use will not apply when and to the extent such information:

(a)	becomes part of the public domain through no action or fault of the receiving Party; or

(b)	was in the receiving Party’s possession before disclosure, as demonstrated by the receiving Party’s written records, and was not acquired, directly or indirectly, from the disclosing Party; or

(c)	was received by the receiving Party from a third party having a legal right to transmit such information.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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At a Party’s request, the other Party will cooperate fully, except financially, in any legal actions taken by the requesting Party to protect its rights in the information disclosed hereunder.

For avoidance of doubt, any violation of the receiving Party’s obligations stated in this Section 2.05 constitutes a material breach of this Agreement.

2.06 PURCHASE AT DISCOUNT. MAYO may, at its sole option, purchase the COMPANY Products in any quantity at a discount price of [ * ] percent from the price that would otherwise be available to MAYO from COMPANY for use within MAYO’s and its Affiliates’ own programs. This discount shall only apply to devices implanted at St. Mary’s Hospital, Methodist Hospital, or any other MAYO facility in Rochester, Minnesota, USA.

Article 3.00 - Consideration and Royalties.

3.01 CONSIDERATION. Upon execution of the Agreement, the COMPANY will issue MAYO Two Million (2,000,000) shares of COMPANY common stock as partial consideration for MAYO Patents and Future Patents of the Obesity Device Group and the Obesity Device Group Know-How. This initial issuance is not an advance or creditable against any payments otherwise due under this Agreement. Failure to provide such shares is a material breach of this Agreement.

3.02 EARNED ROYALTIES. The COMPANY will pay MAYO the following earned royalties on Net Sales (“Earned Royalties”) for each COMPANY Product:

(a)	for each MAYO Patented Product, [ * ] percent;

(b)	for each Know-How Product, [ * ] percent;

(c)	for each Jointly Patented Product, [ * ] percent.

COMPANY shall be responsible for paying only the highest royalty rate due to MAYO for each COMPANY Product. In the event COMPANY is paying a royalty on a Know-How Product and a patent within Licensed Patent issues with a Valid Claim covering such Know-How Product, then COMPANY shall begin paying the MAYO Patented Product royalty rate of [ * ] percent from such date.

The obligation to pay royalties on a Know-How Product shall, on a product by product basis, commence upon the First Commercial Sale of such COMPANY Product and cease on December 31st of the tenth calendar year after the year within which the First Commercial Sale occurred, unless it becomes a MAYO Patented Product. Thereafter, such license, with respect to Know-How for such COMPANY Product, shall be considered paid-up. The obligation to pay earned royalties under Sections 3.02(a) or 3.02(c) shall run until the last to expire Valid Claim within the Licensed Patents and Jointly Owned Patents, respectively.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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The Earned Royalties are payable as described in Section 4.01.

3.03 MINIMUM ROYALTIES. In order for COMPANY to maintain its license, COMPANY will pay MAYO a minimum annual royalty of [ * ] dollars for the second and third year after First Commercial Sale of the initial COMPANY Product. The Earned Royalties due and accrued under Section 3.02 within a given License Year are fully creditable against minimum royalties due only for that License Year. If the Earned Royalty does not equal or exceed the minimum royalty due, COMPANY will pay the difference. Payment must be made within (30) thirty days of the last relevant License Year and failure to do so constitutes a material breach of this Agreement. It is a material breach of this Agreement if such payment is not made to MAYO.

3.04 ROYALTY STACKING. If COMPANY is a party to a license agreement with any third party, which license required for the manufacture, use and/or sale of a COMPANY Product and the total royalty due such third party and MAYO (to be paid by COMPANY) exceeds [ * ] of Net Sales on a product-by-product basis, COMPANY may reduce the royalty rate applicable hereunder on such COMPANY Product (on a product by product basis) by [ * ] for each [ * ] of the royalty rate payable to such third party; provided, however, that in no event will the royalty rate otherwise due to MAYO be reduced to less than [ * ] percent for a MAYO Patented Product and [ * ] of a percent [ * ] for a Know-How Product or a Jointly Patented Product. If such other license includes a royalty stacking provision of like intent to this Section, the royalty rate reduction provided for in this Section that would be calculated as if such provision in such other license were absent.

3.05 OBESITY DEVICE GROUP MILESTONE PAYMENTS. MAYO shall receive shares of COMPANY stock for obtaining the following milestones:

(a)	Two Hundred and Fifty Thousand (250,000) shares of COMPANY common stock within thirty (30) days on the first to issue patent within Licensed Patents; and

(b)	Eight Hundred Thousand (800,000) shares of COMPANY common stock within thirty (30) days of the first F.D.A. regulatory approval in the United States on a COMPANY Product.

3.06 KNOW-HOW RETAINER FEES: The COMPANY shall pay MAYO a minimum annual retainer fee of One Hundred and Seventy-Five Thousand Dollars (US$175,000) for the Obesity Device Group as partial compensation for its Know-How. The COMPANY shall also pay MAYO an additional minimum annual retainer fee of Seventy-Five Thousand Dollars (US$75,000) for the Vagal Blocking Device Group as partial compensation for its Know-How. The following payments shall be made within ten (10) days of the dates listed:

Date	Retainer fee payment due MAYO
a) The Effective Date	One Hundred Twenty-Five Thousand Dollars (US$125,000)

b) November 1, 2005	One Hundred Twenty-Five Thousand Dollars (US$125,000)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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c) January 1, 2006	One Hundred Twenty-Five Thousand Dollars (US$125,000)

d) July 1, 2006	One Hundred Twenty-Five Thousand Dollars (US$125,000)

f) January 1, 2007	Two Hundred Fifty Thousand Dollars (US$250,000)

g) January 1, 2008	Two Hundred Fifty Thousand Dollars (US$250,000)

h) January 1, 2009	Two Hundred Fifty Thousand Dollars (US$250,000)

It is a material breach of this Agreement if MAYO does not receive such payments.

3.07 KNOW-HOW MILESTONE PAYMENTS: The COMPANY shall have a pool of COMPANY common shares (825,000 in aggregate, [ * ]) to issue MAYO within ninety (90) days of FDA approval for a Company Product for providing Know-How. It is a material breach of this agreement if such shares are not received within ninety (90) days of achieving the milestone.

3.08 CERTAIN COMMON STOCK PROVISIONS. In connection with the COMPANY’s obligation to issue shares of its common stock to MAYO under Sections 3.01, 3.05 and 3.07, the COMPANY and MAYO hereby covenant and agree as follows:

(a) The COMPANY hereby represents and warrants that the terms of this Agreement have been duly and validly approved and authorized by all requisite corporate action of the Board of Directors of the COMPANY, and that the performance of the COMPANY’s obligations under this Agreement will not result in the violation of the terms or provisions of any other agreements to which the COMPANY is a party or is otherwise bound.

(b) The COMPANY represents and warrants that a sufficient number of shares of COMPANY common stock for performance of the COMPANY’s obligations under this Agreement have been and will continue to be duly and validly reserved for issuance by all requisite corporate action of the Board of Directors of the COMPANY, and upon the issuance of the common stock in accordance with this Agreement such shares of common stock will be duly and validly issued and fully paid and non-assessable shares of capital stock of the COMPANY.

(c) The COMPANY and MAYO covenant and agree that the number of shares of COMPANY common stock that may be issued from time to time to MAYO in the future pursuant to the Sections 3.05 and 3.07 shall be equitably adjusted to give effect to all stock combinations or stock splits affecting COMPANY common stock and all dividend distributions payable to holders of COMPANY common stock in shares of additional COMPANY common stock.

(d) The COMPANY agrees that, simultaneous with the occurrence of a Liquidation Event (as defined in Section B.2. of Article IV the COMPANY’s Amended and Restated Certificate of Incorporation), or simultaneous with the initial closing in an arrangement involving the COMPANY’s first firm commitment underwritten public offering of its common stock under the Securities Act of 1933, as amended, MAYO shall automatically, and without need for further action, be entitled to receive, and shall be deemed the beneficial owner of, all shares of

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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COMPANY common stock issuable pursuant to Sections 3.05 and 3.07, regardless of whether the conditions precedent to such issuance as set forth in each such Section have theretofore been achieved or satisfied. If at any time there is a recapitalization of COMPANY common stock (other than as contemplated upon the occurrence of a Liquidation Event), the COMPANY agrees that MAYO shall automatically, and without need for further action, be entitled to receive the number of shares of capital stock or other securities or property to which a holder of an aggregate number of shares of COMPANY common stock equal to the maximum number of shares which MAYO may have become entitled to receive in the future pursuant to Sections 3.05 and 3.07 would be entitled to receive in connection with such recapitalization, regardless of whether the conditions precedent to such issuances as set forth in Section 3.05 or 3.07 have theretofore been achieved or satisfied. Upon issuance of common stock, capital stock or other securities pursuant to this subsection, the COMPANY shall have no further obligation to issue common stock to MAYO pursuant to the terms of this Agreement.

(e) The COMPANY hereby represents and warrants that the issuance the common stock of the COMPANY to MAYO is excepted from the provisions of Section 2.4 of the Investors’ Rights Agreement dated July 30, 2004 to which the COMPANY is a party and from Section 4(d) of the COMPANY’s Amended and Restated Certificate of Incorporation.

(f) MAYO hereby represents and warrants that it is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the common stock of the COMPANY. MAYO also represents it has not been organized for the purpose of acquiring the common stock of the COMPANY.

(g) MAYO hereby represents and warrants that it is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(h) MAYO understands that the common stock of the COMPANY will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the COMPANY in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended, (the “Act”), only in certain limited circumstances. In this connection, MAYO represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

(i) Without in any way limiting the representations set forth above, MAYO further agrees not to make any disposition of all or any portion of the shares of common stock of the COMPANY unless and until:

(1) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

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(2) If requested by the COMPANY, MAYO shall have furnished the COMPANY with an opinion of counsel, reasonably satisfactory to the COMPANY that such disposition will not require registration of such shares under the Act. It is agreed that the COMPANY will not require opinions of counsel for transactions made in reliance upon Rule 144 except in unusual circumstances.

(3) Notwithstanding the provisions of subsections (1) and (2) above, no such registration statement or opinion of counsel shall be necessary for a transfer by MAYO to any of its “affiliates,” as that term is defined under the Act, so long as such affiliate is an “accredited investor” (within the meaning of Regulation D under the Act).

(j) It is understood that the certificates evidencing the common stock of the COMPANY may bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

3.09 SUBLICENSE REVENUE:

(a) For Future Patents, Jointly Owned Patents and Know-How, the COMPANY shall pay MAYO [ * ] percent of all COMPANY Sublicense Revenue it receives during the Term.

(b) For MAYO Patents the COMPANY shall pay MAYO [ * ] percent of all COMPANY Sublicensing Revenue it receives during the Term for sublicenses executed within one (1) year of the Effective Date. The COMPANY shall pay MAYO [ * ] percent of all COMPANY Sublicensing Revenue it receives during the Term for sublicenses executed between the first (1st) year anniversary and the third (3rd) year anniversary of the Effective Date of this Agreement. The COMPANY shall pay MAYO [ * ] percent of all COMPANY Sublicensing Revenue it receives for sublicenses executed after such third (3rd) year anniversary.

(c) COMPANY Sublicensing Revenue is payable as described in Section 4.01 below.

3.10 TAXES. The COMPANY is responsible for all taxes (other than net income taxes), duties, import deposits, assessments, and other governmental charges, however designated, which are now or hereafter will be imposed by any authority on the COMPANY, (a) by reason of the performance by MAYO of its obligations under this Agreement, or the payment of any amounts by the COMPANY to MAYO under this Agreement; (b) based on the Licensed Patents or use or sale of the COMPANY Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.11 NO DEDUCTIONS. All payments to be made by the COMPANY to MAYO under this Agreement represent net amounts MAYO is entitled to receive, and will not be subject to any deductions or offsets for any reason whatsoever.

3.12 U.S. CURRENCY. All payments to MAYO under this Agreement will be made by draft drawn on a United States bank, and payable in United States dollars.

3.13 DISTRIBUTION OF CONSIDERATION WITHIN MAYO. MAYO may distribute any shares or funds received by reason of this Article 3 to individuals within the Obesity Device Group or Vagal Blocking Device Group as MAYO, in its sole discretion, deems advisable and will hold the COMPANY harmless from any claims by any employee member of the Obesity Device Group or Vagal Blocking Device Group that any such distribution or related allocation is inadequate or unreasonable.

3.14 RESEARCH AND CLINICAL TRIALS. The Parties acknowledge that any COMPANY sponsored research or clinical trial at MAYO related to this Agreement will be subject to a separate agreement consisting of a defined protocol, associated budget and any terms and conditions that may be required by law or MAYO policy, but will be governed by the intellectual property provisions of this Agreement. Any such agreement will not require any compensation beyond the mutually agreed upon costs for conducting the research or clinical trial.

Article 4.00 - Accounting and Reports.

4.01 PAYMENT. The COMPANY will deliver to MAYO on or before 1 February a detailed written report stating Net Sales on which Earned Royalties are based, COMPANY Sublicense Revenue on which sublicense revenue payment is due MAYO and all activities for all other payments due under Article 3.00 for the preceding License Year. Each such report will be accompanied by the payment(s) due to MAYO for such License Year. In the event no royalties are due, the COMPANY shall submit a detailed written report on the progress of the development of COMPANY Products and a timeline for commercialization of the same, including a description of activities conducted as set forth in Section 7.02. It is a material breach of this agreement if MAYO does not receive such reports and payments.

4.02 ACCOUNTING. The COMPANY will keep complete, true, and accurate books of accounts and records sufficient to support calculation of Net Sales, COMPANY Sublicense Revenue and all other payment payable to MAYO under this Agreement. Such books and records will be kept at the COMPANY’s principal place of business for at least three (3) years after the end of the License Year to which they pertain, and will be open at all reasonable times for inspection by a representative of MAYO for verification of payments. The MAYO representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to the COMPANY. In the event such audit reveals an underpayment by COMPANY, COMPANY will within thirty (30) days pay the amount due in excess of the payments actually paid. In the event the audit reveals an underpayment by COMPANY of more than five percent of the amount due, COMPANY will pay interest on the amount due in excess of the amount actually

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paid at the highest rate then permitted by law. In either event, COMPANY will pay all of MAYO’s costs in conducting the audit. Failure by COMPANY to make any payment required under this Section 4.02 constitutes a material breach of this Agreement.

Article 5.00 - Warranties and Indemnification.

5.01 USE OF NAME AND LOGO. The COMPANY will not use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of MAYO or its Affiliates, including, but not limited to, the terms “MAYO®,” “MAYO Clinic®,” and the triple shield MAYO logo, or any simulation, abbreviation, or adaptation of the same, or the name of any MAYO employee or agent, without MAYO’s prior, written, express consent. MAYO may withhold such consent in MAYO’s absolute discretion. Violation of this Section 5.01 constitutes a material breach of this Agreement.

5.02 NO WARRANTIES. Nothing in this Agreement will be construed as:

(a)	a warranty or representation by MAYO as to the validity or scope of any of the Licensed Patents, Jointly Owned Patents and Know-How; or

(b)	an obligation to bring or to prosecute actions against third parties for infringement of the Licensed Patents, Jointly Owned Patents or Know-How; or

(c)	a warranty or representation that the manufacture, use, sale, offer for sale or importation of any COMPANY Product or the use or practice of any of the Licensed Patents, Jointly Owned Patents or Know-How are free from infringement or misappropriation of a third party’s intellectual property rights.

5.03 DISCLAIMER. MAYO HAS NOT MADE AND PRESENTLY MAKES NO PROMISES, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT FOR THE COMPANY PRODUCTS, LICENSED PATENTS, JOINTLY OWNED PATENTS OR KNOW-HOW. THE KNOW-HOW, JOINTLY OWNED PATENTS AND LICENSED PATENTS, LICENSED UNDER THIS AGREEMENT ARE PROVIDED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND COMPANY EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, OR WARRANTY OF ANY KIND RELATING TO THE COMPANY PRODUCTS, KNOW-HOW, JOINTLY OWNED PATENTS AND LICENSED PATENTS. COMPANY IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED PATENTS, JOINTLY OWNED PATENTS AND KNOW-HOW HEREUNDER HAVE APPLICABILITY OR UTILITY IN THE COMPANY’S MANUFACTURING, DESIGN, MARKETING AND SALES ACTIVITIES. COMPANY ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.

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5.04 INDEMNIFICATION. The COMPANY will defend, indemnify, and hold harmless MAYO and MAYO’s Affiliates from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including but not limited to attorneys fees and other expenses of litigation) (“Claim”), regardless of the legal theory asserted, arising out of or connected with:(a) use by the COMPANY of Licensed Patents, Jointly Owned Patents or Know-How furnished or licensed under this Agreement; (b) design, manufacture, distribution, use, sale, or other disposition of COMPANY Products by the COMPANY, transferees or sublicensees; and (c) the Product Development and Product Testing to be conducted for COMPANY hereunder. The foregoing obligations of COMPANY to indemnify are contingent upon MAYO or MAYO’s Affiliates giving COMPANY prompt and timely notice of any claim requiring indemnification, granting to COMPANY the right to control the defense of any such claim including selection of counsel and the right to settle any such claim (including the right to grant sublicenses, without royalty to MAYO of MAYO’s Affiliates) of any right licensed under this Agreement. Notwithstanding the foregoing, COMPANY shall not, without MAYO’s prior written consent, settle or compromise any Claim in a manner that would require MAYO to admit liability or incur financial obligation. MAYO may be represented by counsel of its own choosing, at its own expense.

5.05 INSURANCE. As used in Sections 5.04 and 5.05, MAYO and its Affiliates include the trustees, officers, agents, and employees of MAYO and its Affiliates. The parties agree that the indemnity stated in this Section 5.04 should be construed and applied in favor of indemnification. The COMPANY will, during the Term, carry claim-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by COMPANY hereunder, such amount being at least [ * ]. In addition, such policy will name MAYO as an additional-named insured. COMPANY may not settle any Claim in a manner that would require an admission of liability or incur financial obligation on the part of MAYO, without MAYO’s prior written consent.

5.06 WAIVER OF SUBROGATION. The COMPANY expressly waives any right of subrogation that it may have against MAYO resulting from any claim, demand, liability, judgment, settlement, costs, fees (including attorneys’ fees), and expenses for which the COMPANY has agreed to indemnify MAYO and its Affiliates or hold MAYO and its Affiliates harmless under this Agreement.

5.07 ADDITIONAL WAIVERS. EXCEPT WITH RESPECT TO ANY LIABILITY OF MAYO FOR BREACH OF THIS AGREEMENT (INCLUDING BREACH OF THE REPRESENTATIONS OR WARRANTIES OF MAYO IN THIS AGREEMENT), THE COMPANY AGREES THAT MAYO WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY PERFORMANCE UNDER THIS AGREEMENT, WHETHER TO COMPANY OR A THIRD PARTY. IN NO EVENT WILL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO CASE

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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WILL MAYO’S LIABILITY OF ANY KIND EXCEED THE TOTAL ROYALTIES WHICH HAVE ACTUALLY BEEN PAID TO MAYO BY THE COMPANY AS OF THE DATE OF FILING OF THE ACTION AGAINST MAYO WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES.

5.08 REPRESENTATION AND WARRANTY. MAYO represents and warrants that to the best of internal patent counsel’s knowledge, as of the Effective Date and without a duty to inquire, the MAYO inventors are under an obligation to assign their rights to MAYO, MAYO is otherwise the sole and lawful owner of the MAYO Patents licensed hereunder and the patent rights licensed hereunder are provided free and clear of any third party ownership rights. Notwithstanding the foregoing, nothing herein shall be construed as an express or implied representation or warranty of non-infringement and COMPANY acknowledges that it may require rights to third party intellectual property in order to practice the licenses granted hereunder.

Article 6.00 - Term and Termination.

6.01 TERM. This Agreement will terminate upon the last to expire patent application or Valid Claim within the Patent Rights or the COMPANY’s last obligation to make payments under Article 3.00, whichever occurs last.

6.02 TERMINATION FOR BREACH. If either party commits a material breach of this Agreement, including without limitation for COMPANY, the failure to make any required payments hereunder, the other party may notify the breaching party in writing of such breach and the breaching party will have sixty (60) days after such notice becomes effective as set forth in Section 9.07 to cure such breach, or this Agreement will automatically terminate.

6.03 INSOLVENCY OF COMPANY. MAYO may terminate this Agreement by transmitting a notice of termination to COMPANY in the event COMPANY ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

6.04 EARLY TERMINATION OF CONFERENCE RIGHTS. Starting three (3) years after the Effective Date of this Agreement, MAYO, at its discretion and without a showing of cause, may terminate the obligations to confer under Sections 2.02(a) and 2.02(b) by giving notice of such election to the COMPANY. If MAYO so terminates, then, upon such notice:

(a)	all licenses granted to the COMPANY for the Licensed Patents, the Jointly Owned Patents and the Know-How shall be fully paid-up and royalty-free;

(b)	any Obesity Group Milestone Payments obligations under Section 3.05 that have not accrued shall expire;

(c)	any Know-How Retainer Fees obligations under Section 3.06 that have not accrued shall expire;

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(d)	any Know-How Milestone Payments obligations under Section 3.07 that have not accrued shall expire; and

(e)	the grant of licenses from MAYO to the COMPANY shall become non-exclusive.

6.05 CONSEQUENCES OF TERMINATION.

(a) In the event of termination under Section 6.02 of this Agreement for COMPANY’s breach, the licenses to Licensed Patents and Jointly Owned Patents from MAYO to COMPANY shall immediately terminate. All licenses to Know-How shall become non-exclusive and any obligation to confer shall immediately terminate.

(b) In the event of termination of this Agreement under Section 6.02 for MAYO’s breach, then the events of Section 6.04(a) through 6.04 (e) shall apply as if MAYO had terminated conference rights under Section 6.04.

(c) In the event of termination of this Agreement under Section 6.03, all licenses granted hereunder shall immediately terminate.

(d) Subject to the foregoing, nothing in this Agreement shall be construed to prohibit or enjoin the COMPANY from continuing to use Know-How licensed from MAYO for any reason. In the event of any claim of breach, except as set forth above, MAYO waives any remedy that would otherwise enjoin the COMPANY from using Know-How as licensed hereunder. In the event MAYO terminates this Agreement under Section 6.02, the COMPANY’s license under such Know-How shall not be terminated and the COMPANY’s license to such Know-How (and obligation to make payments therefore) shall continue, but only on a non-exclusive basis. In any arbitration or court proceeding involving this Agreement, it is the intention of the parties that the relief for MAYO and the effect on COMPANY be as least as significant as MAYO having the right to terminate the Know-How license and in this regard, an arbitrator or court may grant MAYO such additional relief as such arbitrator or court deems equitable to compensate MAYO including, but not limited to, granting MAYO a multiple of any royalties otherwise due or granting payment to MAYO for a fully paid-up license for such Know-How.

6.06 Survival. Subject to the foregoing, the following sections survive any termination or expiration of this Agreement, per their terms: 2.05; 2.06; any payment obligations that accrued or are accruable up to the date of termination and thereafter as may be set forth in Article 3; 3.08(g) and (i); Article 4 for such obligations; Article 5; Article 6; all payment obligations of COMPANY that accrued or are accruable under Article 8 and Article 9.

Article 7.00 - Representation and Warranties.

7.01 REPRESENTATIONS OF THE COMPANY. The COMPANY represents and warrants to MAYO that it has independently evaluated the Licensed Patents, Jointly Owned Patents and Know-How and is entering into this Agreement on the basis of its own evaluation and not in reliance of any representation by MAYO.

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7.02 COMMERCIALIZATION EFFORTS. The COMPANY will use commercially reasonable efforts to research, develop and commercialize COMPANY Product(s). If COMPANY has not submitted an application for IDE for an obesity trial to the FDA for a COMPANY Product within Seven (7) years of the Effective Date, the license to COMPANY for Licensed Patents and Know-How shall terminate unless COMPANY pays MAYO an annual license maintenance fee of [ * ] per year for each year such trial is not started. The first such payment is due within Thirty (30) days of the Seventh (7th) anniversary of the Effective Date and subsequent maintenance fees are due within Thirty (30) days of subsequent anniversary dates or the Effective Date.

Article 8.00 - Patents

8.01 Patent Filing, Prosecution, Maintenance and Enforcement: All patent applications filed within the Licensed Patents shall be assigned to MAYO . All Jointly Owned Patent applications shall be assigned to both COMPANY and MAYO. The COMPANY shall have control and authority to direct prosecution of the Licensed Patents and Jointly Owned Patents, including the right to amend such patent applications and file new patent applications which shall be considered within the definition of Licensed Patents and/or Jointly Owned Patents and MAYO will be afforded the opportunity to advise and consult on all such filings and the prosecution. In addition, the COMPANY will provide MAYO with copies of all papers submitted to or received from the United States Patent and Trademark Office on a timely basis. For so long as the license to Licensed Patents and Jointly Owned Patents remains exclusive, the COMPANY shall have control and authority to direct the enforcement and defense of the Licensed Patents in the Field and the Jointly Owned Patents. The COMPANY shall be responsible for all costs and expenses related to prosecution, maintenance, enforcement and defense of the Licensed Patents after the Effective Date and reimbursement of Licensed Patents invoice costs incurred prior to the Effective Date (such invoice costs to be limited to [ * ] in total). The COMPANY shall be responsible for all costs and expenses related to prosecution, maintenance, enforcement and defense of the Jointly Owned Patents. MAYO agrees to take such actions as are reasonably necessary for COMPANY to file, prosecute, maintain, enforce and defend the Licensed Patents and Jointly Owned Patents, and will cooperate with COMPANY in any such matters except financially. MAYO may not be joined as a party to any litigation, unless deemed a necessary party by law. If MAYO is joined, COMPANY will pay all costs on a monthly basis, including attorneys fees, incurred by MAYO with respect thereto and will indemnify MAYO for any damages that may result from such litigation. MAYO may be represented by counsel of its own choosing. Any recoveries will first be used to reimburse COMPANY’s costs and thereafter, will be shared equally by the parties.

If the COMPANY determines in its sole discretion to abandon any patent application or not to file any continuation patent application with claims suggested by MAYO within the Licensed Patents or Jointly Owned Patent Rights, COMPANY will provide MAYO with thirty (30) days prior

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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written notice of such determination and provide MAYO with the opportunity to prosecute, enforce, defend and maintain such patent or patent application at MAYO’s sole expense and the license granted to COMPANY with respect to such patent or patent application shall convert to a non-exclusive license. This conversion of rights to non-exclusive shall not apply to any decision by COMPANY not to file in any country other than the U.S. COMPANY shall have the sole discretion, without penalty, to opt to forego any foreign filing. Upon termination of this Agreement, the parties shall confer as to the responsibility of prosecution, maintenance, enforcement and defense of Jointly-Owned Patents and MAYO shall retain sole rights to prosecute, maintain, enforce and defend Licensed Patents.

8.02 THIRD PARTY LITIGATION. In the event a third party institutes a suit against COMPANY for patent infringement involving a COMPANY Product, COMPANY will promptly inform MAYO and keep MAYO regularly informed of the proceedings. In the event the third party sues or joins MAYO, COMPANY will defend MAYO pursuant to the indemnification obligation in Section 5.04. Any recovery, after reimbursement of COMPANY’s costs, including its obligations under Section 5.04, will be shared equally by the parties.

Article 9.00 - General Provisions.

9.01 AMENDMENTS. This Agreement may not be amended or modified except by a writing signed by both parties and identified as an amendment to this Agreement.

9.02 NO ASSIGNMENT. Neither party may assign its rights hereunder to any third party without the prior written consent of the other party; provided, that a party may assign its rights without the prior written consent of the other party to any affiliate or other entity that controls, is controlled by or is under common control with such party. Notwithstanding the foregoing, COMPANY is free to transfer or assign this Agreement (or any rights granted under this Agreement) with the sale or transfer of assets of that portion of its business to which this Agreement pertains. Nothing herein shall give COMPANY the right to assign the obligations to confer in Sections 2.02(a) and 2.02(b). COMPANY will promptly notify MAYO of any such assignment. Any purported assignment in violation of this clause is void. Any assignment shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee. Upon the occurrence of an assignment pursuant to this Section 9.02, MAYO may, in its sole discretion, provide notice that it desires to continue to confer per the terms of this Agreement. If MAYO fails to provide such notice within sixty (60) days of notification of assignment in writing by COMPANY, (1) no Obesity Group Milestone Payments under Section 3.05 shall thereafter accrue and be payable; (2) no Know-How Retainer Fees under Section 3.06 shall thereafter accrue and be payable; and (3) no Know-How Milestone Payments under Section 3.07 shall thereafter accrue and be payable.

9.03 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

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9.04 ENTIRE AGREEMENT. This Agreement constitutes the final, complete and exclusive agreement between the parties with respect to its subject matter and supercedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the parties, and, as of the Effective date of this Agreement, terminates the consulting agreement between MAYO and COMPANY, dated November 3, 2003 for the services of Dr. Michael Camilleri and the consulting agreement between MAYO and COMPANY, dated February 1, 2004 for the services of Dr. Bret Petersen.

9.05 INDEPENDENT CONTRACTOR. It is mutually understood and agreed that the relationship between the parties is that of independent contractors. Neither party is the agent, employee, or servant of the other. Except as specifically set forth herein, neither party shall have nor exercise any control or direction over the methods by which the other party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease, or equity relationship, expressly or by implication, between the parties.

9.06 ARBITRATION. Any disputes as described in Exhibit A will be arbitrated as set forth therein.

9.07 NOTICES. All notices and other business communications between the parties related to this Agreement shall be in writing, sent by certified mail, addressed as follows:

If to COMPANY:	EnteroMedics Inc. Attn: CEO 2800 Patton Road St. Paul, MN 55113 Facsimile: (651) 634-3212

If to MAYO:	Mayo Medical Ventures Attn: Leif Nelson 200 First Street SW Rochester, MN 55905 Facsimile: (507) 284-5410

with a copy to: MAYO Legal Department Attn: General Counsel 200 First Street SW Rochester, MN 55905 Facsimile: (507) 284-0929

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Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing. Either party may change its address or facsimile number by giving written notice in compliance with this section.

9.08 SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

9.09 WAIVER. The failure of either party to complain of any default by the other party or to enforce any of such party’s rights, no matter how long such failure may continue, will not constitute a waiver of the party’s rights under this Agreement. The waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the parties.

9.10 LIMITATION OF RIGHTS. This Agreement is intended only to benefit the parties hereto. They have no intention to create any interests for any other party. Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the COMPANY Products may be used.

9.11 CONSTRUCTION. Both parties agree to all of the terms of this Agreement. Both parties execute this Agreement only after reviewing it thoroughly. That one party or the other may have drafted all or a part of this Agreement will not cause this Agreement to be read more strictly against the drafting party. This Agreement, and any changes to it, will be interpreted on the basis that both parties contributed equally to the drafting of each of its parts.

9.12 FORCE MAJEURE. Neither party shall be responsible for the non-performance of its obligations under this Agreement if such non-performance is caused directly or indirectly by acts of God, acts of civil or military authority, civil disturbance, war, terrorism, fires, or strikes. The party so affected shall give notice to the other party and shall do everything reasonably possible to resume performance.

9.13 NON-DISCLOSURE. Neither party will disclose any of the terms of this Agreement without the express, prior, written consent of the other party, or unless required by law.

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MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH:

Signed:	/s/ Jonathan J. Oviatt

Printed Name:	Jonathan J. Oviatt

Title:	Secretary

Date:	February 3, 2005

COMPANY:

Signed:	/s/ Mark B. Knudson

Printed Name:	Mark B. Knudson

Title:	President and CEO

Date:	February 3, 2005

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EXHIBIT A

MANDATORY MEDIATION AND BINDING ARBITRATION

1. NOTICE OF DISPUTE. Any dispute related to this Agreement between the parties, including its formation, performance, or termination, which cannot be resolved by the parties themselves within thirty (30) days of written notice by one party to the other of the existence of a dispute, may be referred by either of the parties to mandatory mediation and binding arbitration under the terms of this Exhibit. The parties intend the mediation/arbitration procedure described in this Exhibit to substitute in all cases for litigation related to any such dispute, subject only to Section 7, below, and this agreement to submit all such disputes to mandatory mediation and binding arbitration is irrevocable.

2. LIMITATION PERIOD. No demand for mediation/arbitration may be made regarding any claim more than one hundred eighty (180) days after written notice by one party to the other of the existence of a dispute, regardless of any otherwise applicable statute of limitations.

3. MEDIATOR/ARBITRATOR. If the parties cannot agree upon a single mediator/arbitrator within fourteen (14) days after written demand by either of them for mediation/arbitration, then a single mediator/arbitrator shall be chosen by the American Arbitration Association office in Minneapolis, Minnesota, within thirty (30) additional days after the fourteen (14) day period. The mediator/arbitrator shall be generally experienced in the legal and technical matters related to the dispute.

4. MEDIATION. Within thirty (30) days of the appointment of the mediator/arbitrator, the parties must attend a mediation session at which the mediator/arbitrator personally shall attempt to guide the parties to a settlement. Each party may be represented by counsel at the mediation, but each party must attend through an officer having authority to agree to a settlement at the mediation. The mediation session shall occur in Minneapolis or in St. Paul, Minnesota, and shall extend no longer than a single day. Statements or offers made at the mediation session shall not be admissible in any later arbitration hearing.

5. ARBITRATION. If such mediation has not resulted in a mutually-executed settlement agreement (or withdrawal of claim) within five (5) business days after the date of mediation, then the parties shall proceed to arbitration as described below. Such arbitration, which the parties intend to be final and to substitute for litigation, shall occur in Minneapolis or in St. Paul, Minnesota, and the arbitration results may be entered as a final judgment in any court with jurisdiction. The decision of the arbitrator shall be final and binding upon the parties both as to law and fact.

(a)

Initial Disclosures. Within twenty-one (21) days after the date of mediation, the parties shall exchange written disclosures listing with reasonable specificity: (i) all exhibits expected to be used by the party at arbitration, and complete copies of such exhibits, (ii) all witnesses expected to be called by the party at arbitration, and (iii) the substance of the

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testimony of each witness. Copies of such disclosures shall be sent to the arbitrator. No exhibit or witness may be called if the same does not appear on such disclosure, and no witness may testify as to matters not described in such disclosure, except for rebuttal testimony as may be permitted by the arbitrator.

(b)	Discovery Period. Within fourteen (14) days after exchange of the disclosure notices, the parties shall make specific discovery requests to the arbitrator, and within an additional fourteen (14) days the arbitrator shall issue to both parties a joint discovery order. The discovery period preceding the arbitration hearing shall not exceed sixty (60) days from the issuance of the discovery order by the arbitrator.

(c)	Scope of Discovery. Discovery shall be limited to that ordered by the arbitrator as being reasonable and necessary, and in no case shall exceed the deposition of two (2) witnesses for each party, and/or the exchange of more than a total of twenty-five (25) specific and non-compound interrogatories by each party, and/or two specific requests by each party for the production of documents considered by the arbitrator to be reasonably relevant and not unduly burdensome.

(d)	Hearing. The arbitration hearing, which shall be confidential to the parties and not open to the public, shall not exceed two (2) separate days, and shall be completed within thirty (30) days of the close of discovery. The arbitrator may admit any testimony or other evidence which the arbitrator decides is reasonably relevant to the issues of the arbitration, but excluding statements or offers made by either party at the mediation session.

(e)	Final Decision. The arbitrator shall issue a final written decision no later than sixty (60) days following the end of the arbitration hearing, stating findings as to law and fact. The decision shall be confidential to the parties. The arbitrator shall be limited to determining and ordering the payment of actual and direct damages if any, and may order the payment of indirect, special, incidental, or consequential damages only where bad faith has been shown and/or to the extent required to fulfill any obligations under Article 7 of the Agreement. The arbitrator shall not order the payment of punitive or exemplary damages in any case.

6. COSTS AND FEES. Both parties shall be responsible for their own costs and fees (including attorney’s fees), and shall divide common costs and fees equally; however, if the arbitrator specifically finds bad faith on the part of either party, then the arbitrator may order a different division of costs and fees.

7. EQUITABLE RELIEF. Nothing in this Exhibit prohibits either party from seeking equitable relief to protect its rights to the extent that irreparable harm may occur and damages would not be a sufficient remedy, except that neither party shall seek to enjoin mediation/arbitration as described in this Exhibit.

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(a)	Specific Performance. Among the equitable remedies that a party may seek under this part 7, either party may petition a court for specific performance of the terms of this Exhibit, including following the failure of either party without good cause to adhere to the time limits set out in this Exhibit. A party securing an order for specific performance under this part 7(a) is entitled to recover costs and reasonable attorneys’ fees in connection with such petition for specific performance and any related hearings.

8. SURVIVAL. The rights and obligations of the parties described in this Section 8 survive the termination, expiration, non-renewal, or rescission of this Agreement.

9. GOVERNING RULES AND LAW. To the extent not inconsistent with the terms of this Exhibit, the mediation and arbitration are governed by the rules of the American Arbitration Association, the Minnesota Arbitration Act, and the Federal Arbitration Act (9 U.S.C s. 1 et seq.).

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